UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2026

EXPAND ENERGY CORPORATION

(Exact name of registrant as specified in its Charter)

Oklahoma	001-13726	73-1395733
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10000 Energy Drive	Spring,	Texas	77389
(Address of principal executive offices)			(Zip Code)

(346) 535-0990

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value per share	EXE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 8.01 Other Events.

As previously announced, on July 24, 2026, Expand Energy Corporation (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Twin Eagle N.A., LLC ("Twin Eagle"), Eikon AW Holdings, LLC, a wholly owned subsidiary of the Company ("Merger Sub"), and TERM Holdings, LLC, solely in its capacity as representative of the members of Twin Eagle (the "Seller Representative"). Twin Eagle and its subsidiaries (together, the "Acquired Entities") operate a leading independent asset-backed natural gas marketing and optimization business.

Pursuant to the Merger Agreement, and upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Twin Eagle (the "Merger"), with Twin Eagle surviving the Merger as a wholly owned subsidiary of the Company. At the effective time of the Merger, each issued and outstanding equity interest in Twin Eagle will be cancelled and extinguished and automatically converted into the right to receive the applicable portion of the aggregate consideration payable under the Merger Agreement.

The aggregate consideration payable by the Company for Twin Eagle consists of a base purchase price of $1.25 billion, subject to post-closing adjustment for working capital, cash, indebtedness and unpaid transaction expenses. The Company paid a cash deposit of $62.5 million in connection with the execution of the Merger Agreement.

The consummation of the Merger is subject to customary closing conditions, including, among others: (i) the accuracy of the parties’ representations and warranties, (ii) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (iii) receipt of required approvals under Canada's Competition Act and Federal Energy Regulatory Commission approval under Section 203(a) of the Federal Power Act.

The holders of a majority of the outstanding equity interests of Twin Eagle have provided an irrevocable written consent approving the Merger and the other transactions contemplated by the Merger Agreement.

The Merger Agreement contains customary representations and warranties made by Twin Eagle with respect to the Acquired Entities, and representations and warranties made by the Company and Merger Sub. The Merger Agreement also contains customary covenants, including, among others, covenants by Twin Eagle to (i) operate the business of the Acquired Entities in the ordinary course of business in all material respects during the period between the execution of the Merger Agreement and the closing of the Merger, (ii) subject to specified exceptions, refrain from taking certain actions without the prior written consent of the Company, and (iii) cooperate with the Company to obtain required regulatory approvals.

The Merger Agreement contains customary termination provisions and may be terminated prior to the closing of the Merger under certain circumstances, including by either Twin Eagle or the Company if the Merger has not been consummated by January 24, 2027, subject to extension under certain conditions.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. The Merger Agreement has been filed to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, Twin Eagle or their respective subsidiaries or affiliates. The Merger Agreement contains representations and warranties of each of the parties that were made solely for the benefit of the other parties. The assertions embodied in those representations and warranties are qualified by information contained in confidential disclosure schedules that the parties exchanged in connection with the signing of the Merger Agreement. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Merger Agreement and are modified in important part by the underlying disclosure schedules. In addition, certain representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to investors, and may be used for the purpose of allocating risk between the respective parties.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document Description
10.1	Agreement and Plan of Merger, dated as of July 24, 2026, by and among Expand Energy Corporation, Twin Eagle N.A., LLC, Eikon AW Holdings, LLC and TERM Holdings, LLC (as Seller Representative)†
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

† Certain schedules and exhibits to this agreement have been omitted in accordance with Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPAND ENERGY CORPORATION

By:	/s/ CHRIS LACY
Chris Lacy
Executive Vice President, General Counsel and Corporate Secretary

Date: July 30, 2026